FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Dennis R. Alexander
     5423 E. Piping Rock Road
     Scottsdale, AZ 85254

2.   Issuer Name and Ticker or Trading Symbol

     Energy Producers, Inc. (EGPI)

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year

     January, 2002

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

       X     Director                           ____     10% Owner
     -----

       X     Officer (give title below)         ____     Other (specify below)
     -----

             President
             ---------

Table 1 --  Non-Derivative  Securities  Acquired,  Disposed of, or  Beneficially
Owned


Title of Security        Transaction    Transaction    Securities Acquired (A) or        Amount of          Ownership     Nature of
                         Date           Code           Disposed of (D)                   Securities         Form:         Indirect
                         (Month/Day                                                      Beneficially       Direct (d)    Beneficial
                         /Year)                                                          Owned at End       or Indirect   Ownership
                                                                                         of Issuer's        (I)
                                                                                         Fiscal Year
                                                       Amount     (A) or (D)   Price
Common Stock                                           412,500      A                                            D
Common Stock                                           300,000      A                                            I        by Spouse,
                                                                                                                          Deborah
                                                                                                                          Alexander
Common Stock                                            50,000      A                                            I        by Minor
                                                                                                                          Child,
                                                                                                                          Sara
                                                                                                                          Alexander
Common Stock                                            50,000      A                                            I        by Minor
                                                                                                                          Child,
                                                                                                                          Ashton
                                                                                                                          Alexander
Common Stock                                            50,000      A                                            I        by Spouse
                                                                                                                          Son, Aaron
                                                                                                                          Alexander
Common Stock                                            50,000      A                                            I        by Spouse
                                                                                                                          Daughter,
                                                                                                                          Julie
                                                                                                                          Schumacher

Notes: 25,000 shares are not included in column 2 above, since they are gifted to Melvena Alexander, Secretary of the Company. 62,500 shares are not included in column 2 above, since they are gifted to advisory board member of the Company Tom Richards.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.Title of Derivative  2.Convers    3.Transacti   4.Transa     5.Number of       6.Date, Exercisable   7.Title and Amount
  Security               ion or       on Date       ction        Derivative        and Expiration        of Underlying
                         Exercise     (Month/       Code         Securities        Date                  Securities
                         Price of     Day/Year)                  Acquired (A)
                         Derivati                                or Disposed
                         ve                                      of (D)


                                                                 (A)      (D)      Date      Expir-      Title    Amount
                                                                                   Exercis   ation                or
                                                                                   able      Date                 Number
                                                                                                                  of
                                                                                                                  Shares


Options                                                           A                11/30/    11/30/      Common   600,000
                                                                                   00        07


8.Price           9.Number          10.Ownerhsip            11.Nature
  of Derivative     of Derivative      of Derivative           of Indirect
  Securities        Securities         Security:               Beneficial
                    Beneficially       Direct (D)              Ownership
                                       or Indirect (I)

  .95               600,000            D                       N/A


Explanation of Responses:

                                   /s/ Dennis Alexander                  1/31/02
                                   ---------------------------------------------
                                   **Signature of Reporting Person        Date